Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons names below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G, including amendments thereto, with regard to the common stock of Elandia, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

W&R SOUTH PACIFIC, L.P.

Date: October 17, 2006	By:	/s/ Barry I. Rose
	Name:	Barry I. Rose
	Title:	Managing Partner

W&R, INC.

Date: October 17, 2006	By:	Barry I. Rose
	Name:	Barry I. Rose
	Title:	President

Date: October 17, 2006	/s/ Barry I. Rose
Barry I. Rose

Date: October 17, 2006	/s/ Fay Alailima Rose
Fay Alailima Rose